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                           COX RADIO, INC., as Issuer,


                               CXR HOLDINGS, INC.,

                            as Subsequent Guarantor,


                                       and


                        THE BANK OF NEW YORK, as Trustee




                                -----------------


                          FIRST SUPPLEMENTAL INDENTURE
                          Dated as of February 1, 1999


                                       TO


                                   INDENTURE,
                            Dated as of May 26, 1998

                                 Debt Securities


                                -----------------







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                          FIRST SUPPLEMENTAL INDENTURE


         THIS FIRST SUPPLEMENTAL INDENTURE, dated as of February 1, 1999, by and among COX RADIO, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), CXR HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Nevada (the "Subsequent Guarantor"), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (hereinafter called the "Trustee"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).

                                   WITNESSETH:

         WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 26, 1998 (the "Indenture"), relating to $100,000,000 principal amount of the Company's 6.250% Notes due 2003 and $100,000,000 principal amount of the Company's 6.375% Notes due 2005; and

         WHEREAS, the Subsequent Guarantor was incorporated as a Nevada corporation on September 11, 1998 and, as of the date hereof, the Subsequent Guarantor is a wholly-owned Restricted Subsidiary of the Company; and

         WHEREAS, in connection with the Company's Credit Agreement, the Subsequent Guarantor entered into a guarantee of the indebtedness under the Company's Credit Agreement on February 1, 1999; and

         WHEREAS, in accordance with Section 10.12 of the Indenture, the Company is required to cause the Subsequent Guarantor, for so long as the Subsequent Guarantor is obligated to guarantee the Company's indebtedness pursuant to the Credit Agreement, to fully and unconditionally guarantee the Securities by executing and delivering to the Trustee this First Supplemental Indenture; and

         WHEREAS, Section 9.1(12) of the Indenture provides that the Trustee may amend or supplement the Indenture or the Securities without the consent of the Holders that does not adversely affect the interests of the Holders of any Outstanding Securities; and

         WHEREAS, the Company, the Subsequent Guarantor and the Trustee desire to enter into, execute and deliver this First Supplemental Indenture in compliance with the foregoing provisions of the Indenture; and

         WHEREAS, all things prescribed by law and by the terms of the Indenture necessary to make this First Supplemental Indenture, when duly executed and delivered by the Company, the Subsequent Guarantor and the Trustee a valid and binding instrument, enforceable in accordance with its terms, and otherwise to effectuate the amendment of the Indenture, have been done and performed, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized;

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         NOW, THEREFORE, in consideration of the above premises, the Company, the Subsequent Guarantor and the Trustee covenant and agree as follows:


                                   ARTICLE ONE

                             Supplemental Indenture

         Section 1.01. This First Supplemental Indenture is a supplement to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as a part of, the Indenture for any and all purposes, including but not limited to satisfaction and discharge of the Indenture as provided in Article 4 of the Indenture.

         Section 1.02. This First Supplemental Indenture shall become effective immediately upon execution and delivery by each of the Company, the Subsequent Guarantor and the Trustee.

                                   ARTICLE TWO

                              Subsequent Guarantee

         Section 2.01. Subject to section 16.1 of the Indenture, for so long as the Subsequent Guarantor is obligated to guarantee the Company's indebtedness pursuant to the Credit Agreement, the Subsequent Guarantor hereby fully and unconditionally guarantees the due and punctual payment of the principal of, interest on and any other amounts payable under the Securities, when and if the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, upon redemption, repurchase or repayment or otherwise. The Subsequent Guarantor hereby further agrees to be bound by all other provisions of the Indenture that are applicable to a "Subsequent Guarantor" and the guarantee of the Subsequent Guarantor set forth in this First Supplemental Indenture shall be subject to release upon the terms set forth in the Indenture.

         Section 2.02. The Company hereby expressly ratifies, adopts, renews, confirms and continues in full force and effect, without limitation, except as hereby amended, each and every covenant, agreement, condition and provision contained in the Indenture.

         Section 2.03. The Company and the Subsequent Guarantor covenant that the recitals of fact and statements contained in this First Supplemental Indenture are true and that, upon the execution and delivery of this First Supplemental Indenture, the Company is not in default in any respect under any of the provisions of the Indenture or of the Securities.


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                                  ARTICLE THREE

                              Additional Provisions

         Section 3.01. Except to the extent supplemented by Article Two of this First Supplemental Indenture, the Indenture remains in full force and effect in accordance with its terms. It shall not be necessary in connection with any future reference to the Indenture to also make reference to this First Supplemental Indenture.

         Section 3.02. The cover page of this First Supplemental Indenture and all article and description headings are inserted for convenience of reference only and are not to be taken to be any part of this First Supplemental Indenture or to control or affect the meaning, construction or effect of the same.

         Section 3.03. The laws of the State of New York shall govern this First Supplemental Indenture without regard to principles of conflicts of law.

         Section 3.04. This First Supplemental Indenture shall be simultaneously executed in several counterparts, and all such counterparts executed and delivered each as an original shall constitute but one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first written above.


                                       COX RADIO, INC.


                                       By:  /s/ Robert F. Neil
                                          --------------------
                                       Name: Robert F. Neil
                                       Title: President


                                       CXR HOLDINGS, INC.


                                       By:  /s/ Robert F. Neil
                                          --------------------
                                       Name: Robert F. Neil
                                       Title: President


                                       THE BANK OF NEW YORK,
                                       as Trustee


                                       By: /s/ Marie Trimboli
                                          --------------------
                                       Authorized Signatory



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